Exhibit 10.1

[            ] Schedule – ArcBest 16b Annual Incentive Compensation Plan

[            ] Schedule

ArcBest 16b Annual Incentive Compensation Plan

Pursuant to the Executive Officer Incentive Compensation Plan (the “Governing Plan”), the Compensation Committee of the ArcBest Corporation Board of Directors (the “Compensation Committee”) has adopted the following Individual Award Opportunities, Performance Measures, and Participants for ArcBest Corporation and its subsidiaries for the [            ] – ArcBest 16b Annual Incentive Compensation Plan (the “[            ] Plan”). The Compensation Committee has determined that the [            ] Plan incentive will include the following components:

[ ] Operating Income Improvement over Operating Income Baseline for [ ] (“Operating Income Component”)	50% weighting
ROCE Component	50% weighting

The weighting of the components is determined by the Compensation Committee for each Measurement Period.

I.  Defined Terms

A.  Base Salary for Executive Officers.    Base Salary for Executive Officers (Executive Officer for this purpose is defined as an employee who, as of the last day of the applicable Plan Year, is covered by the compensation limitations of Code Section 162(m) or the regulations issued thereunder) is defined as an Executive Officer’s total base salary earned, while an eligible Participant in the [            ] Plan, for the designated Measurement Period, but in no event shall the Base Salary for an Executive Officer exceed the monthly base salary for the Executive Officer as most recently approved by the Compensation Committee as of the end of the day on which the Plan is approved for the Measurement Period or, if later, the day on which the Participant becomes an Executive Officer with a salary approved by the Compensation Committee, multiplied by twelve, multiplied by 150%.  Base Salary is not reduced by any voluntary salary reductions or any salary reduction contributions made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Governing Plan, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.

B.  Base Salary. Base Salary for Participants other than Executive Officers is defined as a  Participant’s total base salary earned, while an eligible Participant in the [            ] Plan, for the designated Measurement Period.  Base Salary is not reduced by any voluntary salary reductions or any salary reduction contribution made to any salary reduction plan, defined contribution plan or other deferred compensation plans of the Company, but does not include any payments under the Governing Plan, any stock option or other type of equity plan, or any other bonuses, incentive pay or special awards.

C.  Cause.  Cause shall mean (i) Participant’s gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary; (ii) Participant’s conviction or guilty plea or pleas of nolo contendere with respect to any felony or act of moral turpitude; (iii) Participant’s engaging in any material act of theft or material misappropriation of Company or any Subsidiary’s property, or (iv) Participant’s material breach of the Company’s Code of Conduct, as such Code may be revised from time to time.

D.  Good Reason. Good Reason shall mean (i) any material adverse diminution in Participant’s title, duties, or responsibilities; (ii) any reduction in Participant’s base salary or employee benefits (including reducing Participant’s level of participation or bonus award opportunity in the Company’s or a Subsidiary’s incentive compensation plans) or (iii) a relocation of Participant’s principal place of employment by more than 50 miles without the prior consent of Participant.

E.  Measurement Period.  The Measurement Period is 1/1/[            ] to 12/31/[            ].

Exhibit 10.1

[            ] Schedule – ArcBest 16b Annual Incentive Compensation Plan

F.  Qualified Termination. Qualified Termination shall mean, within 24 full calendar months after a Change in Control, as defined in the Executive Officer Incentive Compensation Plan, a participant’s separation from service by the Company (or an Affiliate of the Company) without Cause (and not as a result of the Participant’s death or Disability), or by the Participant for Good Reason.

G.   Retirement. Retirement shall mean Participant’s retirement from active employment at or after age 65 or retirement from the Company or Subsidiary at or after age 55, so long as the Participant has, as of the date of such retirement, at least 10 years of service with the Company or any Subsidiary. Officers and/or Executive Officers must be a Participant in the Plan during the Plan Year for not less than ninety (90) days prior to his or her Retirement to be eligible for an incentive under the [            ] Plan.

II.  Participants

Eligible Participants in the [            ] Plan are listed in Appendix C  and certain employees or positions may be specifically included or excluded by the Compensation Committee.

If you are promoted to an eligible position after November 30, [            ], you will not be eligible to participate in the [            ] Plan.

If an Eligible Participant in the [            ] Plan also participates in the ArcBest Corporation 2012 Change in Control Plan, the terms of the ArcBest Corporation 2012 Change in Control Plan shall govern.

III. Corporate Performance Metrics

Operating Income Component: The Individual Award Opportunities provided by the Operating Income Component are based on (a) achieving certain levels of Operating Income in [            ] that exceed the Operating Income Baseline for [            ] and (b) Your Target Payout Factor Earned. The formula below illustrates how your incentive is computed:

Your Incentive Payment= [Performance Factor Earned x Your Target Payout Factor x Your Base Salary x the Operating Income Component Weighting]

A. Performance Factor Earned. Performance Factor Earned is shown in Appendix A and depends on the Operating Income improvement achieved.

B. Target Payout Factor.  Your Target Payout Factor is a percentage of your Base Salary. The Target Payout Factors are listed in Appendix C.

ROCE Component: The Individual Award Opportunities provided by the ROCE Component are based on (a) achieving certain levels of performance for ArcBest’s Consolidated Return on Capital Employed (“ROCE”) and (b) your Target Payout Factor. The formula below illustrates how your incentive is computed:

Your Incentive Payment = [Performance Factor Earned x Your Target Payout Factor x Your Base Salary x the ROCE Component Weighting]

A. Performance Factor Earned. Performance Factor Earned is shown in Appendix B and depends on the ROCE achieved by ArcBest for the year.

B. Target Payout Factor. Your Target Payout Factor is a percentage of your Base Salary. The Target Payout Factors are listed in Appendix C.

Exhibit 10.1

[            ] Schedule – ArcBest 16b Annual Incentive Compensation Plan

If the performance result falls between two rows on Appendix A or Appendix B, interpolation is used to determine the factor used in the computation of the incentive.

The Compensation Committee has established maximum incentive amounts based on a maximum Performance Factor Earned of 200%  of your Target Payout Factor for the Operating Income Component and the 300% of your Target Payout Factor for the ROCE Component subject to the applicable weighting for each component as provided in Appendix A and Appendix B.

IV. Effect of a Change in Control

Change in Control. Upon the occurrence of a Qualified Termination following a Change in Control, Participant shall be entitled to immediate payment of the greater of the following:

                   (a)   The amount computed under the Plan based on 100% of the Participant’s “Target Payout Factor” in Appendix C using the date of the Change in Control as the end of the Measurement Period, or

           (b)   The amount computed under the Plan based on the actual percentage of Performance Factor Earned in Appendix A and Appendix B, calculated as if the Measurement Period ended on the date of the Change in Control.

V.  Payment of Award

Payment will be made as soon as practicable following the end of the Measurement Period, and in any event, no later than 2 ½ months after the end of the Measurement Period.

VI. Annual Incentive Compensation Plan

Defined terms in this [            ]  ArcBest 16b Annual Incentive Compensation Plan Schedule shall have the same meaning as in Executive Officer Incentive Compensation Plan and the Annual Incentive Compensation Plan except where the context otherwise requires.

Schedule A

[            ] Plan – Operating Income Component

ArcBest 16b Annual Incentive Compensation Plan

Pursuant to the Executive Officer Incentive Compensation Plan (the “Governing Plan”), the Compensation Committee of the ArcBest Corporation Board of Directors (“Compensation Committee”) has adopted this Operating Income Component as a component of the [            ] Plan, including the following Individual Award Opportunities and Performance Measures for ArcBest Corporation and its subsidiaries.

Exhibit 10.1

[            ] Schedule – ArcBest 16b Annual Incentive Compensation Plan

I. Performance Measure

Operating Income is defined as operating income as shown by the consolidated financial statements and consistent with the historical determination of operating income in ArcBest’s consolidated financial statements after taking into account the Section II Required Adjustments.

[            ] Operating Income Improvement is defined as Operating Income for [            ] in excess of the Operating Income Baseline for [            ] as determined under the terms of the Plan.

Operating Income Baseline for [            ]is equal to [            ]  ([            ] operating income of [            ]before Required Adjustments listed below).

II. Required Adjustments

The following adjustments shall be made when calculating Operating Income:

(i)	add back any annual or long-term incentive compensation accruals for nonunion employees of ArcBest and all subsidiaries when determining Operating Income;
(ii)	add back the direct third-party expenses associated with an acquisition by ArcBest or any Subsidiary;
(iii)	exclude the operating results (all revenue and expenses) for any business acquired between the beginning of the Measurement Period and the end of the Measurement Period;
(iv)	exclude expenses resulting directly from reorganization and restructuring programs for which amounts are publicly disclosed;
(v)

exclude increases or decreases in Operating Income resulting from any extraordinary, unusual or non-recurring item as determined by the Compensation Committee in its discretion provided such item is described, at the time the performance goal is established, in a manner that is objectively determinable;

(vi)

exclude increases or decreases in Operating Income resulting from any change in accounting principle as defined in the Accounting Standards Codification topic(s) that replaced or were formerly known as Financial Accounting Standards Board (“FASB”) Statement 154, as amended or superseded;

(vii)

exclude any loss from a discontinued operation as described in the Accounting Standards Codification topic(s) as they existed at December 31, 2013, that replaced or were formerly known as FASB Statement 144, as amended or superseded;

(viii)	exclude goodwill impairment charges; and
(ix)	exclude settlement accounting charges incurred that relate to the qualified defined benefit pension plan.

III. Discretionary Adjustments

Prior to a Change in  Control, the Compensation Committee may reduce any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make a reduction appropriate and equitable.

[            ] Schedule – ArcBest 16b Annual Incentive Compensation Plan

Schedule B

[            ] Plan – ROCE Plan Component

ArcBest 16b Annual Incentive Compensation Plan

Pursuant to the Executive Officer Incentive Compensation Plan (the “Governing Plan”), the Compensation Committee of the ArcBest Corporation Board of Directors (“Compensation Committee”) has adopted this ROCE Component as a component of the [            ] Plan, including the following Individual Award Opportunities and Performance Measures for ArcBest Corporation and its subsidiaries.

I. Performance Measure

ROCE for ArcBest is calculated as the following ratio:

Net Income + After-tax Effect of Interest Expense

+ After-tax Effect of Imputed Interest Expense +  After-tax Effect of Amortization of intangibles

– After-tax Effect of Income from

Cash and Short-term Investments Attributable to the reduction in Average Debt

Average Equity + Average Debt + Average Imputed Debt

“Net Income” for the ROCE calculation is consolidated net income determined in accordance with Generally Accepted Accounting Principles after taking into account the Section II Required Adjustments.

“Interest Expense” for the ROCE calculation is (i) interest on all long and short-term indebtedness, including capital leases, and other interest bearing obligations, and (ii) deferred financing cost amortization and other financing costs including letters of credit fees, reduced by the amount of interest expense on debt not included in Average Debt as defined below.

“Imputed Interest Expense” consists of the interest attributable to Average Imputed Debt assuming an interest rate of 7.5%.

“Average Debt” is the average of the beginning of the year and the end of the year current and long-term debt, with beginning of the year and end of the year current and long-term debt reduced by the respective amount of the beginning of the year and end of the year total of unrestricted cash, cash equivalents and short-term investments, and limited to a reduction of debt to zero.

“Average Equity” is the average of the beginning of the Measurement Period and the end of the Measurement Period stockholder’s equity.

“Average Imputed Debt” consists of the average of the beginning of the year and the end of the year present value of all payments determined using an interest rate of 7.5% on operating leases of revenue equipment with an initial term of more than two years.

“Amortization of intangibles” consists of amortization of intangibles and depreciation of software related to acquired businesses including any writedown or impairment charge related to those assets.

“Income from Cash and Short-term Investments Attributable to the reduction in Average Debt” consists of income earned on the amount by which Average Debt is reduced at the average interest rate earned in cash and short-term investments for the measurement period.

[            ] Schedule – ArcBest 16b Annual Incentive Compensation Plan

II.  Required Adjustments

The following adjustments shall be made when calculating ROCE:

(i)

add back the after-tax incentive compensation accruals under any annual or long-term incentive compensation plan for nonunion employees of ArcBest and any of its Subsidiaries when determining Net Income;

(ii)	add back after-tax direct third party expenses associated with an acquisition by ArcBest or any Subsidiary;
(iii)

exclude the net results (all revenue, expenses and taxes) for any business acquired between the beginning of the Measurement Period and the end of the Measurement Period from the numerator of the ratio and exclude any Acquisition Debt attributable to the business acquired (either directly held by the business or incurred to acquire the business) from the denominator in the ratio calculation;

(iv)	exclude decreases in Net Income resulting directly from reorganization and restructuring programs for which amounts are publicly disclosed;
(v)

exclude increases or decreases in Net Income resulting from any extraordinary, unusual or non-recurring item as determined by the Compensation Committee in its discretion provided such item is described, at the time the performance goal is established, in a manner that is objectively determinable;

(vi)

exclude increases or decreases in Net Income resulting from any change in accounting principle as defined in the Accounting Standards Codification topic(s) that replaced or were formerly known as Financial Accounting Standards Board (“FASB”) Statement 154, as amended or superseded;

(vii)

exclude any loss from a discontinued operation as described in the Accounting Standards Codification topic(s) as they existed as of December 31, 2013 that replaced or were formerly known as FASB Statement 144, as amended or superseded;

(viii)

exclude the effect on ROCE of changes to net income, equity and debt as a result of any change in accounting principle as defined in the Accounting Standards Codification topic(s) that replaced or were formerly known as Accounting Principles Board Opinion No. 30, as amended or superseded;

(ix)

exclude the effect of changes in federal income tax law or regulations affecting reported results during the Measurement Period including increases or decreases in tax rates, changes in the taxability or deductibility of any item of income or expense or the addition or elimination of tax credits. A change for this purpose will be as compared to the laws and regulations in effect on January 1, [            ], without consideration of any retroactive changes in tax law after January 1, [            ];

(x)	exclude goodwill impairment charges; and
(xi)	exclude after-tax settlement accounting charges incurred that relate to the qualified defined benefit pension plan.

III. Discretionary Adjustments

Prior to a Change in  Control, the Compensation Committee may reduce any Participant’s Final Award if the Compensation Committee determines, in its sole discretion, that events have occurred or facts have become known which would make a reduction appropriate and equitable.

[            ] Schedule – ArcBest 16b Annual Incentive Compensation Plan

Appendix A

Operating Income Component

	[ ] Operating Income Improvement over Operating Income Baseline for [ ]*	Performance Factor Earned
	Less than $ 4,200,000	0%
Threshold	$4,200,000	25%
Target	$20,400,000	100%
Maximum	$43,400,000	200%
	Greater than $ 43,400,000	200%

Operating Income Component Weighting: 50%

* Operating income improvement goals change each plan year. Above goals are for 2017.

[            ] Schedule – ArcBest 16b Annual Incentive Compensation Plan

Appendix B

[            ] ROCE Component

	Return on Capital Employed (“ROCE”)	Performance Factor Earned

	Less than 5%	0%
Threshold	5%	50%
Target	10%	100%
Maximum	15%	300%
	Greater than 15%	300%

ROCE Component Weighting: 50%

[            ] Schedule – ArcBest 16b Annual Incentive Compensation Plan

Appendix C

Target Payout Factors

Participants/Job Title	Target Payout Factor
ArcBest Chairman, President & CEO	[ ]%
ABF Freight President ArcBest Vice President – CFO	[ ]%
ArcBest, COO, Asset-Light Logistics	[ ]%
AB Tech President and ArcBest SVP - CINO	[ ]%
ArcBest Vice President – General Counsel & Corporate Sec. ArcBest Vice President – Chief Human Resources Officer	[ ]%
ArcBest Vice President – Chief Sales Officer ArcBest Vice President – Chief Yield Officer ArcBest Vice President – Chief Customer Experience Officer	[ ]%
ArcBest Vice President – Controller ArcBest Vice President – Customer Solutions	[ ]%